EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
China Premium Lifestyle Enterprise, Inc.:

We consent to the incorporation by reference in the Registration Statement (no. 333-125541) on Form S-8 of China Premium Lifestyle Enterprise, Inc. of our report dated July 26, 2006, except for note 13 which is dated as of September 5, 2006, relating to the consolidated financial statements of Technorient Limited as of December 31, 2005, and for the preceding two years then ended, which report is included in the annual report on Form 10-K for the year ended December 31, 2006, of China Premium Lifestyle Enterprise, Inc.

/s/ Clancy and Co.
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Clancy and Co., P.L.L.C.
Scottsdale, Arizona

March 30, 2007